Exhibit 4.3

Privileged & Confidential

DEL FRISCO’S RESTAURANT GROUP

2019 LONG-TERM EQUITY INCENTIVE PLAN

1.	Purpose.

This plan shall be known as the Del Frisco’s Restaurant Group 2019 Long-Term Equity Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to advance the interests of Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case, who are selected to be participants, by heightening the desire of such individuals to continue working toward, and contributing to the success and progress of, the Company. Grants of incentive stock options or non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem with stock options, restricted stock, restricted stock units, performance awards or any combination of the foregoing may be made under the Plan. No grants shall be made under the Company’s 2012 Long-Term Incentive Plan (“2012 Plan”) following the adoption of the Plan.

2.	Definitions.

(a)    “Award” means any grant of incentive stock options or non-qualified stock options, SARs, restricted stock, restricted stock units, performance awards or any other type of award granted under the Plan.

(b)    “Award Agreement” means any written or electronic agreement, contract, notification or other instrument or document evidencing any Award granted by the Committee under the Plan.

(c)    “Board” means the board of directors of the Company.

(d)    “Cause” means, unless otherwise set forth in an Award Agreement or other written agreement between the Company or any of its Subsidiaries and the applicable Participant, any of the Participant’s: (i) commission of, conviction of, plea of guilty or no contest to, or deferred adjudication or probation for (A) a felony, (B) any crime involving theft, fraud, dishonesty or embezzlement, or (C) any other crime which involves immoral conduct or actions likely to harm the reputation of the Company, whether or not committed in the course of performing services for the Company; (ii) breach of any fiduciary duty to the Company or any of its Subsidiaries, including breach of the leadership team’s operating procedures and policies established or adopted by the Company or any of its Subsidiaries; (iii) material act(s) or omission(s) in connection with his or her employment which are dishonest or fraudulent; (iv) commission of any material actions in violation of the written rules, policies, ethical standards or codes of conduct of the Company or its Subsidiaries, (v) conduct that is insubordinate or involves repeated absenteeism; (vi) performance of his or her duties which is deemed to be unsatisfactory job performance either in the manner of fulfillment of such duties or the results achieved, but only after written warning to the Participant, advising him or her of the deficiencies in job performance and/or objectives and describing the improvement needed; (vii) conduct giving rise to a claim by another employee of unlawful harassment or discrimination, which claim, after a complete and diligent investigation, would lead a reasonable person to conclude that the Participant has violated state or federal discrimination laws, in a manner which would reasonably and customarily require the discharge of an employee; (viii) conduct, or failure to act, giving rise to Legitimate Claims by any persons that the Company or any of its Subsidiaries is in violation of any federal, state or local civil or criminal statute or act (the term “Legitimate Claims” shall mean conduct by the Participant, or the Participant’s failure to act, undertaken in dereliction of his or her duties, gross negligence or without a good-faith belief in the lawfulness of such action, resulting in any claims, allegations or assertions which, in the reasonable opinion of the Company (after a diligent investigation of the facts), have substantial merit and which would reasonably and customarily require the discharge of an employee); (ix) disregard of the lawful and reasonable directives of the Board, the Chief Executive Officer or any supervisor to whom the Participant reports which is communicated to the Participant; (x) failure to maintain the privacy of confidential information of the Company or its Subsidiaries, except for such disclosure as may be (A) required by subpoena, (B) required in connection with any allegation of the Participant’s wrongdoing or (C) authorized or permitted by applicable law; (xi) breach of any restrictive covenant in favor of the Company or any of its Subsidiaries; or (xii) inability to be in the employ of the Company or any Subsidiary (A) due to a temporary or permanent injunction or other prohibition against employment ordered by the court, or (B) because the Company determined in its reasonable discretion that it is in the best interests of the Company and/or its Subsidiaries, employees, officers or directors that the Participant’s employment with the Company and/or one of its Subsidiaries be terminated due to restrictions or covenants to which the Participant agreed with a prior entity which is likely to impact the Participant’s ability to timely perform his or her duties herein on behalf of the Company and/or its Subsidiaries. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Participant and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the Participant by the Company or a Subsidiary.

(e)    “Change in Control” means the occurrence of one of the following events:

(i)    if any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto), other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office (who either were directors at the beginning of the period or whose election was previously so approved), cease for any reason to constitute a majority of the Board; or

(iii)    the stockholders of the Company approve and subsequently consummate a merger or consolidation of the Company or a Subsidiary with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or the entity surviving any merger with the Company), or a direct or indirect parent corporation of the Company (or the entity surviving any merger with the Company), outstanding immediately after such merger or consolidation, or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv)    the stockholders of the Company approve and effectuate a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, other than a sale to an Exempt Person, in a series of one or more transactions.

Notwithstanding the foregoing, with respect to any Awards granted hereunder that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a transaction or series of related transactions shall not constitute a Change in Control hereunder unless it or they also constitute a “change in control” within the meaning of Section 409A of the Code.

(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and successor provisions and regulations thereto.

(g)    “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board, as further described in Section 3.

(h)    “Common Stock” means the Company’s common stock, par value $0.001 per share, and any other stock or other securities into which such common stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(i)    “Competition” is deemed to occur if a person, whose employment with the Company and its Subsidiaries has terminated, obtains a position as a full-time or part-time employee of, member of the board of directors (or its equivalent) of, or consultant or advisor with or to, or acquires an ownership interest in excess of 2% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any of its Subsidiaries with which the person was involved in a management role at any time during his or her last five years of employment or service with the Company or any of its Subsidiaries.

(j)    “Disability” means a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company long-term disability plan or as otherwise determined by the Committee. Notwithstanding the foregoing, a Participant’s incapacity shall not constitute a Disability hereunder unless it also constitutes a “disability” within the meaning of Section 409A of the Code.

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(l)    “Exempt Person” means (i) Company or any of its Subsidiaries, (ii) any person, entity or group under the control of any party included in clause (i), or (iii) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

(m)    “Fair Market Value” of a Share means, as of the date in question, the officially-quoted closing selling price of the Common Stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose NASDAQ) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when Shares received upon exercise of a stock option are immediately sold in the open market, the net sales price received may be used to determine the Fair Market Value of any Shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(n)    “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(o)    “Incentive Stock Option” means a stock option conforming to the requirements of Section 422 of the Code and any successor thereto.

(p)    “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(q)    “Non-Qualified Stock Option” means any stock option other than an Incentive Stock Option.

(r)    “Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(s)    “Participant” means any individual to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(t)    “Performance Goals” means one or more goals established by the Committee as a contingency for an Award to vest and become exercisable or distributable.

(u)    “Restricted Stock Unit” means an Award granted pursuant to Section 9 that is a unit of measurement equivalent to one Share, but with none of the attendant rights of a holder of a Share unless and until a Share is ultimately distributed in payment of the obligation (other than the potential right to receive dividend equivalent amounts in accordance with Section 9).

(v)    “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(w)    “Share” means a share of Common Stock.

(x)    “Stockholder Approval Date” means the date on which the Plan is approved by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements Section 422 of the Code and applicable requirements under the rules of NASDAQ or any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of an inter-dealer quotation system.

(y)    “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.	Administration.

(a)    The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to: (i) select persons to participate in the Plan, (ii) determine the form and substance of Awards made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such Awards will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of Awards made under the Plan, (v) interpret the Plan and Awards made thereunder, (vi) make any adjustments necessary or desirable in connection with Awards made under the Plan to eligible Participants located outside the United States and (vii) adopt, amend or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.

(b)    In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Participant in a manner consistent with the treatment of any other Participants. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a Non-Employee Director, unless administration of the Plan by Non-Employee Directors is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) an “independent director” under the rules of any national securities exchange or national securities exchange on which the Common Stock is then traded, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination will be valid despite such failure to qualify. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

(c)    The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company’s general creditors.

4.	Shares Available for the Plan.

Subject to adjustments as provided in Section 16, a maximum number of 1,950,000 Shares, plus any Shares that remain available for issuance under the 2012 Plan as of the date hereof, may be issued pursuant to the Plan (the “Share Reserve”). Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

If any Award under the Plan or the 2012 Plan expires, terminates unexercised, becomes unexercisable or is forfeited as to any Shares, then such unpurchased or forfeited Shares shall thereafter be available for further Awards under the Plan. If any Award under the Plan or the 2012 Plan is cash-settled for any reason, the number of such cash-settled Shares will again be available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares will not be added back to the Share Reserve: (a) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of a stock option under the Plan, (b) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligations with respect to any Award under the Plan, (c) Shares subject to a SAR under the Plan that are not issued in connection with its stock settlement on exercise thereof, and (d) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options under the Plan.

5.	Participation.

(a)    Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company or one of its Subsidiaries, as selected by the Committee. Nothing in the Plan or any Award made thereunder shall confer any right on a Participant to continue in the employ or service as a director or officer of, or in the performance of services for, the Company or any Subsidiary thereof or shall interfere in any way with the right of the Company or any Subsidiary thereof to terminate the employment or performance of services or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(b)    Incentive Stock Options, Non-Qualified Stock Options, SARs alone or in tandem with stock options, restricted stock awards, performance awards or any combination thereof may be granted to such persons and with such number of underlying Shares as the Committee shall determine (such individuals to whom Awards are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. An Award of any type made hereunder in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type to such Participant in that year or subsequent years.

(c)    Notwithstanding anything to the contrary, the maximum aggregate grant date fair value of any Award(s) granted to any Non-Employee Director in any calendar year, together with all other cash compensation paid by the Company to such Non-Employee Director in any calendar year, will not exceed $300,000; for the avoidance of doubt, such limit only applies to Awards granted under the Plan and does not include Shares granted in lieu of all or any portion of such Non-Employee Director’s cash retainer fees nor any stock dividends payable in respect of outstanding Awards. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

6.	Minimum Vesting Requirement.

Notwithstanding anything to the contrary in the Plan, each Award Agreement will require that an Award be subject to a minimum vesting period of at least one (1) year commencing from the date of grant or, for any Participant who is a “non-employee director” (within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act), if earlier, the next annual meeting of the Board, so long as the period between such meetings is not less than fifty (50) weeks; provided, that (a) up to five percent (5%) of the Share Reserve may be granted pursuant to the Plan without being subject to the foregoing restrictions (the “Exception Limit”); and (b) any dividends or dividend equivalents issued in connection with any Award granted at any time under the Plan shall not be subject to or counted for either such restriction or such Exception Limit. The Exception Limit shall be subject to adjustment consistent with the adjustment provisions of Section 16 and the Share usage rules of Section 4. For the purpose of clarity, this Section 6 will not prevent the Committee from accelerating the vesting of any Award in accordance with any of the provisions set forth in the Plan upon the occurrence of a specific event, such as a termination of a grantee’s employment or service or a Change in Control or other corporate transaction.

7.	Incentive Stock Options, Non-Qualified Options and SARs.

The Committee may from time to time grant to eligible Participants Incentive Stock Options, Non-Qualified Stock Options or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its Subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). Notwithstanding anything to the contrary herein, the Committee may issue an aggregate number of Shares equal to the Share Reserve in respect of Incentive Stock Options under the Plan. The stock options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-Qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-Qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-Qualified Stock Options.

(a)    Price. The price per Share deliverable upon the exercise of each stock option (the “exercise price”) shall be established by the Committee, and may not be less than 100% of the Fair Market Value of a Share as of the date of grant of the stock option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a Share as of the date of grant of the stock option, in each case, unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b)    Payment. Stock options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. A stock option shall not be considered to be exercised until payment of the exercise price and all applicable taxes required to be withheld in connection with such exercise. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the stock options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by the Company withholding from issuance a number of Shares issuable upon exercise of the stock options which, when multiplied by the Fair Market Value of a Share on the date of exercise, is equal to the aggregate exercise price payable with respect to the stock options so exercised or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to a stock option pursuant to clause (ii) above, (A) only a whole number of Share(s) (and not fractional Shares) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such Shares tendered in payment of the exercise price (and that such tendered Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) the Shares must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (I) physical delivery of the certificate(s) for all such Shares tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (II) direction to the grantee’s broker to transfer, by book entry, of such Shares from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Shares, the difference, if any, between the aggregate exercise price payable with respect to the stock option being exercised and the Fair Market Value of the Shares tendered in payment (plus any applicable taxes) shall be paid in cash by the grantee. No grantee may tender Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the stock option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to a stock option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment, and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of Shares at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the stock option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash by the grantee.

Notwithstanding anything to the contrary contained in the Plan, the Company is authorized to automatically, and without any action on the part of the grantee, withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a grantee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving any Award.

(c)    Terms of Stock Options. The term during which each stock option may be exercised shall be determined by the Committee, but shall not be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable after the expiration of five years from the date it is granted. All rights to purchase Shares pursuant to a stock option shall, unless sooner terminated, expire at the date designated in the Award Agreement by the Committee. The Committee shall determine the date on which each stock option shall become exercisable and may provide that a stock option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of a stock option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding stock option (including any dividend or voting rights).

(d)    Termination; Forfeiture.

(i)    Death or Disability. If a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the Participant’s stock options and SARs shall not expire or terminate until the earlier of the date that is one year after the Participant’s termination due to death or Disability and the expiration date of the stock options or SARs. Notwithstanding the foregoing, (1) if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such Participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-Qualified Stock Options under the Plan if required to be so treated under the Code; and (2) if the Disability giving rise to the termination of the employment is in the meaning of Section 22(e)(3) of the Code, or any successor thereto, Incentive Stock Options not exercised by such Participant within one year after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as non-Qualified Stock Options under the Plan if required to be so treated under the Code.

(ii)    Retirement. If a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the Participant’s stock options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of one year after the date of Retirement, but in no event after the expiration date of the stock options or SARs; provided that the Participant does not engage in Competition during such one-year period, unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the Participant’s stock options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such stock options and SARs may become fully vested and exercisable in the discretion of the Committee.

(iii)    Discharge for Cause. If a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a Participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the Participant’s stock options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv)    Other Termination. Unless otherwise determined by the Committee, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the Participant’s stock options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the stock options or SARs; provided that the Participant does not engage in Competition during such 90-day period, unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the Participant’s stock options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(e)    Change in Control. If there is a Change in Control and a Participant is terminated (without Cause or due to his or her death or Disability) from being a director, officer or employee of, or from performing other services for, the Company or a Subsidiary, in each case, within twenty-four (24) months following such Change in Control, all of the Participant’s stock options and SARs shall become fully vested and exercisable upon such termination and shall remain so for up to 90 days after the date of termination, but in no event after the expiration date of the stock options or SARs.

8.	Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under the Plan, either alone or to any optionee in tandem with stock options (either at the time of grant of the related stock option or thereafter by amendment to an outstanding stock option). SARs shall be subject to such terms and conditions as the Committee may specify. Unless otherwise specified by the Committee, Section 7(e) shall apply to SARs. The exercise price of an SAR may not be less than 100% of the Fair Market Value of a Share as of the date of the grant of the SAR. The term of a SAR may not exceed ten years.

No SAR may be exercised unless the Fair Market Value of a Share on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with stock options, any stock options to which the SARs correspond. Prior to the exercise of the SAR and delivery of any Shares represented thereby, a Participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

SARs granted in tandem with stock options shall be exercisable only when, to the extent and on the conditions that any related stock option is exercisable. The exercise of a stock option shall result in an immediate forfeiture of any related SAR to the extent the stock option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related stock option to the extent the SAR is exercised.

Upon the exercise of an SAR, the Participant shall be entitled to a distribution in an amount equal to the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the exercise price of the SAR or, in the case of SARs granted in tandem with stock options, any stock option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash, Shares having an aggregate Fair Market Value equal to such amount, or a combination thereof.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with stock options, any related stock option, so long as the Fair Market Value of a Share on that date exceeds the exercise price of the SAR or any related stock option, as applicable. An SAR granted in tandem with stock options shall expire at the same time as any related stock option expires and shall be transferable only when, and under the same conditions as, any related stock option is transferable.

9.	Restricted Stock and Restricted Stock Units.

The Committee may at any time and from time to time grant Shares of restricted stock or Restricted Stock Units under the Plan to such Participants and in such amounts as it determines. Each grant of restricted stock or Restricted Stock Units shall specify the applicable restrictions on such award, the duration of such restrictions and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

To the extent required by applicable law, the Participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the Participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the Participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction, the Participant shall have all of the rights of a holder of Common

Stock, including but not limited to, the rights to receive dividends and to vote, provided, however, that notwithstanding anything to the contrary contained herein, any stock or other securities received as a distribution with respect to such Participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock and shall be delivered to the Participant, if at all, solely upon and to the extent such restrictions are satisfied.

At the discretion of the Committee, each Restricted Stock Unit may be credited with cash and stock dividends paid by the Company in respect of one Share (“dividend equivalents”). Except as otherwise provided in the Award Agreement evidencing the Restricted Stock Unit grant, (A) dividend equivalents shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash dividend equivalents withheld at a rate and subject to such terms as determined by the Committee, and (B) dividend equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having an aggregate Fair Market Value equal to the amount of such dividend equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such dividend equivalents. Upon vesting of any outstanding Restricted Stock Units (or such later time specified by the Committee), the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Share for each such outstanding Restricted Stock Unit and cash equal to any dividend equivalents credited with respect to each such Restricted Stock Unit in accordance with this Section 9 and the interest thereon or, at the discretion of the Committee, Shares having an aggregate Fair Market Value equal to such dividend equivalents and the interest thereon, if any; provided, however, that, the Committee may, in its sole discretion, explicitly provide in the applicable Award Agreement for payment in cash or part cash and part Shares for vested Restricted Stock Units. If a cash payment is made in respect of a vested Restricted Stock Unit, the amount of such payment shall be equal to the Fair Market Value of a Share as of the date on which the Restricted Stock Unit vested. Notwithstanding anything to the contrary contained herein, in the event dividend equivalents are granted on an award of Restricted Stock Units, any such dividend equivalent shall be delivered to the Participant, if at all, solely upon and to the extent any vesting conditions applicable to the Restricted Stock Units to which such dividend equivalents relate are satisfied.

If there is a Change in Control and a Participant is terminated (without Cause or due to his or her death or Disability) from being a director, officer or employee of, or from performing other services for, the Company or a Subsidiary, in each case, within twenty-four (24) months following such Change in Control, all of the Participant’s shares of restricted stock and/or Restricted Stock Units shall become fully vested upon such termination.

10.	Performance Awards.

(a)    Grant of Performance Awards. Performance awards may be granted to Participants at any time and from time to time as determined by the Committee. Subject to the provisions of this Section 10, the Committee shall have complete discretion in determining the size and composition of performance awards granted to a Participant and the appropriate period over which performance is to be measured (a “performance cycle”). Performance awards may include (i) specific dollar-value target awards, (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a Share.

The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance objective, as described below, factor (e.g., return on equity) selected by the Committee.

Except as otherwise set forth in an Award Agreement, a Participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement or Disability prior to the end of the performance cycle, the Participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.

If there is a Change in Control and a Participant is terminated (without Cause or due to his or her death or Disability) from being a director, officer or employee of, or from performing other services for, the Company or a Subsidiary, in each case, within twenty-four (24) months following such Change in Control, the Participant shall earn the greater of (i) the portion of the performance award that the Participant would have earned based on actual performance if the applicable performance cycle(s) had terminated as of the date of the Change in Control and performance achievement was measured at such time, and (ii) the portion of the performance award that the Participant would have earned based on deemed achievement of the applicable performance goals at target levels.

(b)    Performance Goals.

(i)    Establishment. Performance Goals may be based on one or more of factors. The Performance Goals with respect to a performance cycle shall be established in writing by the Committee. Each agreement with a Participant shall specify the number of performance awards to which it relates, the Performance Goals which must be satisfied in order for the performance awards to vest and the performance cycle within which such performance objectives must be satisfied.

(ii)    Effect of Certain Events. At the time of the granting of a performance award, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or non-recurring events.

(c)    Vesting and Forfeiture. A participant shall become vested with respect to the performance awards to the extent that the Performance Goals set forth in the Award Agreement are satisfied for the performance cycle.

(d)    Payment of Awards. Payment to Participants in respect of vested performance awards shall be made as soon as practicable after the last day of the performance cycle to which such performance award relates but in no event after the fifteenth day of the third month following the end of the taxable year of the Company in which the applicable Performance Goal is obtained. Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment.

(e)    Non-Transferability. Until any restrictions upon the performance awards awarded to a Participant shall have lapsed, such performance awards shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Participant. The Committee may also impose such other restrictions and conditions on the performance awards, if any, as it deems appropriate.

11.	Taxes.

(a)    Participant Election. Unless otherwise determined by the Committee, a Participant may elect to deliver Shares (or have the Company withhold Shares acquired upon exercise of a stock option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of a stock option or SAR or the delivery of restricted stock upon grant or vesting, or the settlement of Restricted Stock Units, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the Shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold Shares pursuant to this Section 11(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 7(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of stock options.

(b)    Company Requirement. The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the Participant make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 11(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

12.	Written Agreement.

Each employee to whom an Award is made under the Plan shall enter into an Award Agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee.

13.	Transferability.

No stock option, SAR, performance award, restricted stock or Restricted Stock Unit granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or, with respect to such grants other than grants of Incentive Stock Options, to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. A stock option or SAR may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the stock option or SAR by gift or qualified domestic relations order; by his or her executor or administrator the executor or administrator of the estate of any of the foregoing or any person to whom the stock option is transferred by will or the laws of descent and distribution; or by his or her guardian or legal representative or the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of the Plan shall in any event continue to apply to any stock option, SAR, performance award, restricted stock or Restricted Stock Unit granted under the Plan and transferred as permitted by this Section 13, and any transferee of any such stock option, SAR, performance award, restricted stock or Restricted Stock Unit shall be bound by all provisions of the Plan as and to the same extent as the applicable original grantee.

14.	Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any stock option, SAR, performance award, restricted stock or Restricted Stock Unit grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such stock option or SAR may be exercised in whole or in part, no such performance award or Restricted Stock Unit may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

15.	Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

16.	Adjustments.

(a)    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, extraordinary cash dividend or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of stock options, SARs, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding stock options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan.

(b)    In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, unless otherwise set forth in a Participant’s Award Agreement or any other written agreement between the Company or any of its Subsidiaries and a Participant, or the terms of the agreement governing the applicable event, all of the Company’s obligations regarding stock options, SARs, performance awards and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash) equal to the intrinsic value of such award (with the intrinsic value of each award determined based on the value of the consideration received by holders of Shares in connection with such event, less, in the case of stock options and SARs, the exercise price that would have been payable therefor), including, for the avoidance of doubt, any unvested portion. For purposes of determining the intrinsic value of a performance award, a Participant shall earn the greater of (i) the portion of the performance award that the Participant would have earned based on actual performance if the applicable performance cycle(s) had terminated as of the date of the event and performance achievement was measured at such time, and (ii) the portion of the performance award that the Participant would have earned based on deemed achievement of the applicable performance goals at target levels. For the avoidance of doubt, the Committee may, in its discretion, if the amount that would have been payable to the stock option or SAR holders pursuant to such event if their stock options or SARs had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such stock options and SARs for no consideration or payment of any kind.

(c)    Determinations made by the Committee under this Section 16 need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.

17.	Amendment and Termination of the Plan.

The Board or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of any exchange on which the Common Stock is then listed.

18.	Amendment or Substitution of Awards under the Plan.

The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Sections 14 and 16, no such amendment shall adversely affect in a material manner any right of a Participant under the award without his or her written consent. Notwithstanding the foregoing, an outstanding SAR or stock option may not be modified to reduce the exercise price thereof, a new SAR or stock option may not, at a lower price, be substituted for a surrendered SAR or stock option, and an outstanding SAR or stock option for which the exercise price is higher than the Fair Market Value of such award may not be cancelled for cash or another award (other than adjustments or substitutions in accordance with Section 16), in each case, unless such action is approved by the stockholders of the Company.

19.	Commencement Date; Termination Date.

The Plan was adopted by the Board on April 5th, 2019 and shall become effective on the Stockholder Approval Date, provided that the Stockholder Approval Date occurs within 12 months of its adoption by the Board. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of the Plan by the Board, and (c) the tenth anniversary of the Stockholder Approval Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of stock options or other incentives theretofore granted under the Plan.

20.	Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

21.	Clawback.

Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

22.	Section 409A.

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless any applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Participant’s separation of service (within the meaning of Section 409A) shall instead be paid on the first payroll date after the six-month period following the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding anything to the contrary contained herein, the Board may (but shall not be required to) amend the Plan and/or any award without obtaining the consent of any Participant to the extent necessary (as determined by the Committee in its sole discretion) to meet the requirements of Section 409A of the Code and the guidance issued thereunder such that the additional taxes and penalties set forth in Section 409A(a)(i)(B) of the Code will not apply to transactions contemplated by the Plan or any Participant’s Award

Agreement with respect to an award or shares underlying such award. The Company and its Subsidiaries and their respective employees, officers and directors shall have no liability whatsoever for or in respect of any decision to take action to attempt to so comply with Code Section 409A, any omission to take such action or for the failure of any such action taken by the Company to so comply.

23.	Governing Law.

Except to the extent that provisions of the Plan are governed by applicable provisions of the Code or other substantive provisions of federal law, the Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

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